                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    between

                         NORTH AMERICAN SECURITY TRUST

                                      and

                      STATE STREET BANK AND TRUST COMPANY

                               TABLE OF CONTENTS
                               -----------------

                                                                       Page
                                                                       ----
Article 1     Terms of Appointment; Duties of the Bank.................  2
Article 2     Fees and Expenses........................................  5
Article 3     Representations and Warranties of the Bank...............  6
Article 4     Representations and Warranties of the Trust..............  7
Article 5     Indemnification..........................................  7
Article 6     Covenants of the Trust and the Bank...................... 10
Article 7     Termination of Agreement................................. 12
Article 8     Additional Series........................................ 12
Article 9     Assignment............................................... 12
Article 10    Amendment................................................ 13
Article 11    Merger of Agreement...................................... 13
Article 12    Massachusetts Law to Apply............................... 13
Article 13    Limitation of Liability.................................. 13

                     TRANSFER AGENCY AND SERVICE AGREEMENT
                     -------------------------------------

  AGREEMENT made as of the 1st day of June , 1989, by and between NORTH
AMERICAN SECURITY TRUST, a Massachusetts business trust, having its principal office and place of business at 695 Atlantic Avenue, Boston, Massachusetts 02111 (the "Trust"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

  WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and WHEREAS, the Trust intends to initially offer shares in six series, the Growth Trust, U.S. Government High Yield Trust, Money Market Trust, Conservative Asset Allocation Trust, Moderate Asset Allocation Trust and Aggressive Asset Allocation Trust (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Article 8, being herein referred to as a Portfolio and collectively as the "Portfolios");

  WHEREAS, the Trust on behalf of the Portfolios desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;

  NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1   Terms of Appointment; Duties of the Bank
            ----------------------------------------

  1.01 Subject to the terms and conditions set forth in this Agreement, the Trust on behalf of the Portfolios hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the authorized and issued shares of beneficial interest of the Trust representing interests in each of the respective Portfolios ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each of the respective Portfolios of the Trust ( Shareholders") and set out in the prospectus and statement of additional information as amended from time to time ("prospectus") of the Trust on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program.

  1.02  The Bank agrees that it will perform the following services:

  (a) In accordance with procedures established from time to time by agreement between the Trust on behalf of each of the Portfolios, as applicable and the Bank, the Bank shall:

  (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Trust as appointed by resolution of the Board of Trustees of the Trust (the "Custodian"); (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

         (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

         (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders ;

         (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

         (vi) Prepare and transmit pavements for dividends and distributions declared by the Trust on behalf of the applicable Portfolio; and

         (vii) Maintain one or more Share accounts as requested by each holder of Shares of any Portfolio, showing the following information for each such account :

                (1) name and address;

                (2) number of Shares held; and

                (3) historical information, from the effective date of this Contract forward, including dividends paid and the date and price of all Share transactions.

 (viii) Record the issuance of Shares and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares which are authorized, based upon data provided to it by the Trust, and issued and outstanding. Bank shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

  (b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares, all payments of dividends and distributions or reinvestments of same, all exchanges of Shares of a Portfolio for Shares of another Portfolio and other confirmable transactions in Shareholder accounts, preparing an mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Trust to monitor the total number of Shares sold in each State, provided that, the Trust shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for the Trust's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and the reporting of such transactions to the Trust as provided above.

  Procedures applicable to certain of these services may be established from time to time by agreement between the Trust and the Bank.

Article 2   Fees and Expenses
            -----------------

  2.01 For performance by the Bank pursuant to this Agreement, the Trust agrees on behalf of each of the Portfolios to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under
Section 2.02 below may be changed from time to time subject to mutual written agreement between the Trust and the Bank.

  2.02 In addition to the fee paid under Section 2.01 above, the Trust agrees on behalf of each of the Portfolios to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Portfolio.

  2.03 The Trust agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Trust reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Trust at least seven (7) days prior to the mailing date of such materials.

Article 3   Representations and Warranties of the Bank
            ------------------------------------------
  The Bank represents and warrants to the Trust that:

  3.01 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

  3.02 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

  3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

  3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement

  3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4   Representations and Warranties of the Trust
            -------------------------------------------
  The Trust represents and warrants to the Bank that:

  4.01 It is a business trust duly organized and existing and in good standing under the laws of Massachusetts.

  4.02 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this agreement.

  4.03 A11 corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

  4.04 It is an open-end management investment company registered under the Investment Company Act of 1940.

  4.05 A registration statement of the Trust under the Securities Act of 1933 containing a prospectus for each of the Portfolios is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale.

Article 5     Indemnification
              ---------------

  5.01 The Bank shall not be responsible for, and the Trust shall on behalf of the applicable Portfolio indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

  (a) All actions of the Bank or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

  (b) The Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder.

  (c) The reliance on or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to it by or on behalf of the Trust, and
(ii) have been prepared and/or maintained by the Trust or any other person or firm on behalf of the Trust.

  (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Trust on behalf of the applicable Portfolio.

  (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

  5.02 The Bank shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence or willful misconduct.

  5.03 At any time the Bank may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

  5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

  5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

  5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6   Covenants of the Trust and the Bank
            -----------------------------------
  6.01 The Trust shall on behalf of each of the Portfolios promptly furnish to the Bank the following:

  (a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Bank and the execution and delivery of this Agreement.

  (b) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

  6.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

  6.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

  6.04 The Bank and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

  6.05 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Bank will use its best efforts to notify the Trust and to secure instructions from an authorized officer of the Trust prior to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7   Termination of Agreement
            ------------------------

  7.01 This Agreement may be terminated by either party upon one hundred twenty
(120) days written notice to the other.

  7.02 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust on behalf of the applicable Portfolio(s). Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.

Article 8   Additional Series
            -----------------

  8.01 In the event that the Trust establishes one or more series of Shares in addition to the six series indicated on the first page of this Agreement with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

Article 9   Assignment
            ----------

  9.01 Except as provided in Section 9.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

  9.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

  9.03 The Bank may, without further consent on the part of the Trust, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(l) of the Securities Exchange Act of 1934 ("Section 17A(c)(l)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(l) or (iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 10  Amendment
            ---------
  10.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

Article 11  Merger of Agreement
            -------------------

  11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 12  Massachusetts Law to Apply
            --------------------------
  12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

Article 13  Limitation of Liability
            -----------------------

  13.01 The Agreement and Declaration of Trust establishing the Trust, dated September 28, 1988, a copy of which, together with all amendments thereto (the "Declaration of Trust"), is on file in the office of the Secretary of The

Commonwealth of Massachusetts, provides that the name "North American Security Trust" refers to the Trustees under the Declaration of Trust collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any Portfolio thereof, but only the assets belonging to the Trust, or to the particular Series of Shares with respect to which the obligation or claim arose, shall be liable.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officer, as of the day and year first above written.

                            NORTH AMERICAN SECURITY TRUST

                            BY:
                                 President
ATTEST:

Assistant Secretary
                           STATE STREET BANK AND TRUST COMPANY

                            BY:
                                 Vice President
ATTEST:

                              Assistant Secretary

                                AMENDMENT TO THE
                                ----------------
                     TRANSFER AGENCY AND SERVICE AGREEMENT
                     -------------------------------------

  THIS AMENDMENT, made as of January 1, 1991 between NORTH AMERICAN SECURITY TRUST, a Massachusetts business trust (the "Fund") and State Street Bank and Trust Company, a Massachusetts trust company (the "Bank"), to the Transfer Agency and Service Agreement between the Fund and the Bank dated the 1st day of June, 1989. (the "Agreement").

                                WITNESSETH THAT
                                ---------------
  WHEREAS, the Fund and the Bank desire to incorporate specific language regarding the processing of as-of transactions into the Agreement;

  NOW THEREFORE, the Fund and the Bank agree that Section 1.02 of the Agreement be amended by the addition of the following Section 1.02(c):

  (c) Additionally, the Bank shall:

       (i) Utilize a system to identify all share transactions which involve the purchase and redemption of orders that are processed at a time other than the time of computation of the net asset value per share next computed after receipt of such orders, and shall calculate the net effect upon the net asset value of the Fund of these transactions on a daily and cumulative basis.

       (ii) Correctly assign a reason code to every transaction described above clearly indicating the party responsible for the transaction.

       (iii) Calculate the dollar amount equivalent to one-half of one cent per share. The amount determined on the basis of the above calculation will represent the threshold limit. If the net effect of the as-of transactions is negative and exceeds the threshold limit, the party responsible shall promptly make payment to the Fund in cash to reduce the net effect to less than the threshold limit.

       (iv) The party responsible for exceeding the threshold limit will be determined by calculating the net effect of as-of transactions attributed to individual parties. The party responsible for the most negative effect to the Fund on that day will be deemed the party responsible if that party's negative effect would reduce the total net negative effect to less than one-half of one cent per share. If that party's net negative effect does not reduce the total net negative effect to less than one-half of one cent per share then the party with the second largest net negative effect will also be deemed to be responsible. This calculation shall continue until the total net effect to the Fund is under one-half of one cent. It is understood by both the Bank and the Fund that the Fund shall be solely responsible for ensuring payment by all parties other than the Bank.

       (v) Will supply to the Fund reports summarizing the transactions identified above and the daily and cumulative net effect of such transactions.

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the above reference day and year.

ATTEST:                                 STATE STREET BANK AND TRUST COMPANY

                                              BY: ________________________

Assistant Secretary                           Vice President

ATTEST:                                 NORTH AMERICAN SECURITY TRUST


                                              BY: